CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-PFGV MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

06/14/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-PFGV Series (the “VV-PFGV Series”) and the creation of the VV-PFGV] Interests (the “VV-PFGV Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in June 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-PFGV Series and the creation of the VV-PFGV Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-PFGV Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-PFGV Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-PFGV Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-PFGV Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-PFGV Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-PFGV Interests

AUTHORIZED SHARES:	Minimum: 1,640 / Maximum: 1,804 Interests

SERIES ASSETS:

Penfolds Grange Vertical Collection
Wine	Vintage	Bottles
2017 Penfolds Grange Bin 95	2017	12
2016 Penfolds Grange Bin 95	2016	18
2015 Penfolds Grange Bin 95	2015	6
2014 Penfolds Grange Bin 95	2014	12
2013 Penfolds Grange Bin 95	2013	6
2012 Penfolds Grange Bin 95	2012	12
2010 Penfolds Grange Bin 95	2010	24
2009 Penfolds Grange Bin 95	2009	6
2008 Penfolds Grange Bin 95	2008	30
2007 Penfolds Grange Bin 95	2007	6
2006 Penfolds Grange Bin 95	2006	6
2005 Penfolds Grange Bin 95	2005	6
2004 Penfolds Grange Bin 95	2004	6

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-PFGV to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King